EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES SECOND QUARTER EARNINGS
COLDWATER, MICHIGAN, July 18, 2008 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced earnings for the six months ended June 30, 2008 of $580,000 compared to $958,000 for the same period in 2007 (a decrease of 40%). Earnings per share for the six months ended June 30, 2008 were $0.27 compared to $0.40 for the same period in 2007 (a decrease of 33%). Net income for the six months ended June 30, 2008 was largely impacted by the increase in provision of $287,000 (from $470,000 to $757,000) compared to the same period a year ago. Net charge-offs for the six months ended June 30, 2008 were $575,000 compared to $311,000 for the same period in 2007. The Bank continues to face the challenges brought on by the downturn in the housing market and the weakened economy.
Net income for the three months ended June 30, 2008 decreased to $247,000 compared to $464,000 for the same period a year ago. Earnings per share for the three months ended June 30, 2008 were $.12 compared to $.19 for the same period in 2007.
Net interest income before any provision for loan losses increased $81,000, or 4%, for the three months ended June 30, 2008 compared to the same period in 2007. The Bank’s net interest margin increased to 3.33% for the three months ended June 30, 2008 from 3.25% for the same period in 2007. While there has been some success increasing the net interest margin by increasing deposits, and maintaining borrowings at a lower level, the Bank continues to be challenged in its efforts to increase lower costing core deposits. Management continues to put its efforts towards meeting this challenge.
Net interest income after the provision for loan losses decreased $122,000, or 6.63%, for the three months ended June 30, 2008 compared to the same period in 2007. For the three months ended June 30, 2008, the Bank recorded a provision for loan losses of $448,000 compared to $245,000 for the same period in 2007. The provision was recorded primarily as a result of an increase in specific allowances for impaired loans on the Bank’s Watch list and net charge-offs of $228,000 for the three months ended June 30, 2008. Net charge-offs were $160,000 for the three months ended June 30, 2007.
Non-interest income decreased $36,000, or 3.72%, (from $969,000 to $933,000) for the three months ended June 30, 2008 compared to the same period ending June 30, 2007. The decrease is due to a decrease in net gain on sale of repossessed property of $27,000 and a decrease in other income of $12,000. Deposit fees and service charges and loan related fees remained relatively unchanged for the three months ended June 30, 2008 compared to the same period a year ago, but NSF fee income decreased by $39,000 for the three months ended June 30, 2008 compared to the same period in 2007. This was offset by a decrease in costs associated with overdraft protection of $29,000 and an increase in ATM/Debit card income of $11,000. Brokered loan income decreased

$45,000 and construction and commercial loan fees decreased $14,000, which was offset by an increase in gain on sale of loans of $58,000. The gain on sale of loans continued to increase through the second quarter, however due to the ongoing changes in the secondary market management does not expect the next two quarters to produce the same amount of gain on sale of loans.
Noninterest expense increased $130,000, or 5.9%, for the three months ended June 30, 2008. Salaries and employee benefits expense increased $47,000 due to normal increases in salaries and wages, and an increase in staffing and utilization of contracted personnel. The Bank has 85 full-time equivalent employees as of June 30, 2008 compared to 80 full-time equivalent employees as of June 30, 2007. Repossessed property expense increased $11,000 (from $16,000 to $27,000) resulting from continued difficulty in selling properties due to the downturn in the housing market. Amortization of mortgage servicing rights increased $25,000 (from $87,000 to $112,000) due to a continued increase in mortgage loan payoffs as a result of an upsurge in refinancing. Data processing increased $10,000 (from $179,000 to $189,000) due to an increase in service bureau charges and one-time charges related to upgrading the company’s network communications. Professional services decreased $38,000 (from $145,000 to $107,000). This area of expense was higher in 2007 due to the company’s attempt to execute a going private transaction. Amortization of Core Deposit Intangible decreased $11,000 (from $54,000 to $43,000).
At June 30, 2008, the Company’s total assets were $287.1 million, compared to $279.2 million at December 31, 2007, an increase of 2.8%. The asset increase is primarily attributable to a $13.7 million increase in the loan portfolio and an increase in securities held to maturity of $800,000. This increase was offset by a $5.0 million decrease in Federal Home Loan Bank deposits and other interest bearing deposits. The increase in loans and securities is also offset by a $391,000 decrease in other assets and a $685,000 decrease in foreclosed assets. Even though the Bank continues to focus its mortgage origination efforts on loans to be sold in the secondary market, the loan portfolio increased as a result of the Bank originating larger loans in the commercial market. Total deposits increased $14.1 million, or 7.9%, to $192 million at June 30, 2008, from $177.9 million at December 31, 2007. This increase resulted from an increase of $12.4 million in money market accounts and a $2.1 million increase in demand and now accounts, which was offset by $665,000 decrease in certificates of deposits. Federal Home Loan Bank advances decreased $4.5 million to $54.8 million at June 30, 2008 from $59.3 million at December 31, 2007. Borrowings and brokered CDs remain an important source of funding for the Bank.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.
Contact:
Donald L. Denney, CEO
(517) 279-3978
or
Rebecca S. Crabill, CFO
(517) 279-3956